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                              Exhibit 23(d)(2)(ddd)

 Amendment to Sub-Advisory Agreement - Transamerica Federated Market Opportunity

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                       TRANSAMERICA ASSET MANAGEMENT, INC.
                (FORMERLY, TRANSAMERICA FUND ADVISORS, INC.) AND
               FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA

THIS AMENDMENT is made as of January 1, 2008 to the Sub-Advisory Agreement dated as of November 10, 2005 (the "Agreement"), between Transamerica Asset Management, Inc. and Federated Equity Management Company of Pennsylvania on behalf of TA IDEX Federated Market Opportunity. In consideration of the mutual covenants contained herein, the parties agree as follows:

5. COMPENSATION. Effective January 1, 2008, the sub-advisory fee rate set forth in Schedule A to the Agreement for TA IDEX Federated Market Opportunity is as follows:

          0.50% of the first $30 million of average daily net assets; 0.35% of average daily net assets over $30 million up to $50 million; 0.25% of average daily net assets over $50 million up to $500 million; 0.225% of average daily net assets over $500 million up to $750 million; and 0.20% of average daily net assets in excess of $750 million.

In all other respects, the Sub-Advisory Agreement dated as of November 10, 2005 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

TRANSAMERICA ASSET MANAGEMENT, INC.
(FORMERLY, TRANSAMERICA FUND ADVISORS, INC.)


By: /s/ T. Gregory Reymann, II
    ---------------------------------
Name: T. Gregory Reymann, II
Title: Senior Vice President and
       Chief Compliance Officer


FEDERATED EQUITY MANAGEMENT COMPANY
OF PENNSYLVANIA


By: /s/ John B. Fisher
    ---------------------------------
Name: John B. Fisher
Title: Chief Executive Officer and
       President